Spartech Announces Fourth Quarter and Fiscal Year Results

ST. LOUIS, MO -- (Marketwire - December 14, 2009) - Spartech Corporation (NYSE: SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2009 fourth quarter and fiscal year 2009. Overall, the benefits from improvement initiatives continue to offset the lower demand level, cash flows remain solid, and the Company has completed additional plant consolidations and portfolio restructurings during the quarter.

Fourth Quarter 2009 Highlights

  Net sales were $242.6 million, down 27% from the prior year fourth quarter, still reflecting weak end-market demand in most sectors and the pass through of lower resin prices to customers. Volumes in the fourth quarter were 15% lower than fourth quarter of 2008 levels, but increased 5% from the sequential third quarter of 2009.

  Operating earnings from continuing operations excluding special items (asset impairments and restructuring and exit costs) increased to $11.8 million from $5.3 million in the fourth quarter of 2008. Gross margin per pound sold increased to 14.0 cents from the prior year fourth quarter's 11.4 cents reflecting improved operating performance at all three segments. Both comparisons include the benefit of temporary compensation reductions and exclude the results of discontinued operations.

  Reported diluted earnings per share, including a $6.2 million after tax gain on the sale of businesses, was $0.27 for the fourth quarter of 2009. Diluted earnings per share from continuing operations excluding special items and discontinued operations (shutdown operations and the divested Wheels and Profiles businesses) were $0.15 compared to $0.05 in the prior year fourth quarter and reflect an unfavorable tax rate.

  Cash flow from operations of $19.1 million and $32.7 million of proceeds from the sale of non-core businesses funded $23.9 million of debt pay down and an increase in cash of $26.5 million in the quarter.

  The Company has made substantial progress on executing its portfolio plan and continued restructurings activities. During the quarter, the Company substantially completed the consolidation of its Lockport, New York compounding operation into existing facilities, completed the sales of our Profiles and Wheels businesses, and announced the consolidation of production from its Kearny, New Jersey facility into other compounding operations.

Fiscal Year 2009 Highlights

  Net sales were $926.8 million, down 30% from the fiscal 2008, reflecting 26% lower volumes and the pass through of lower resin prices to customers.

  Operating earnings from continuing operations excluding special items (asset impairments and restructuring and exit costs) increased to $34.0 million from $23.0 million in fiscal 2008, despite lower sales, primarily related to the impact of our improvement initiatives.

  Reported diluted earnings per share, including a $6.2 million after tax gain on the sale of non-core businesses, was $0.27 for fiscal 2009. Diluted earnings per share from continuing operations excluding special items were $0.29 compared to $0.16 in fiscal 2008.

  For the year, the Company generated $65.3 million of operating cash flow and reduced net debt (consolidated debt less cash) by $86.5 million.

  During 2009, we executed improvement initiatives directed at reducing our cost structure, improving efficiency, increasing our organizational capabilities, and enhancing profitability. These structural improvements have provided the Company with a low-cost, operating footprint that is highly leveragable with demand recovery.

Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results. Discontinued operations include our Marine business, sheet business in Donchery, France, and our toll compounding business in Arlington, Texas which were all shutdown during the year and our Wheels and Profiles businesses that were divested in 2009.

Consolidated Results

Net sales for the fourth quarter of 2009 were $242.6 million compared to $330.9 million in the fourth quarter of 2008 representing a decrease of 27%. This change was caused by a decline in underlying sales volume (15% decline), and a decrease from price/mix changes (12% decrease). The underlying volume decline related to lower demand across a broad group of end markets including automotive, recreation and leisure, and residential construction. The price/mix decline was primarily due to lower raw material costs which were passed through to customers as lower selling prices.

Reported operating earnings for the fourth quarter of 2009 were $9.3 million compared to a loss of $222.3 million in the prior year fourth quarter. Operating earnings excluding special items (asset impairments and restructuring and exit costs) were $11.8 million for the fourth quarter of 2009 compared to $5.3 million in the prior year fourth quarter, benefiting from our improvement initiatives (including approximately $1.6 million from temporary compensation and benefit reductions) which more than offset the margin impact from the decline in sales volume. Gross margin per pound sold was 14.0 cents in the fourth quarter of 2009 compared to 11.4 cents in the fourth quarter of 2008, reflecting the benefits from our cost reduction activities focused on building a low cost-to-serve model and short-term spending controls. Selling, general and administrative expenses were reduced to $19.1 million for the fourth quarter of 2009 from $24.0 million in the prior year quarter, benefiting from structural cost reductions, lower bad debt expense, and short-term spending controls as well as a $0.6 million reduction in foreign currency expense. Interest expense decreased to $3.7 million in our fourth quarter of 2009 from $4.8 million in 2008 due to lower average debt levels resulting from the debt pay down during the year. Our effective tax rate for continuing operations of 61% for the quarter was impacted by deferred tax assets and operating losses from non-U.S. operations for which we have not reflected a tax benefit and other non-deductible items, resulting in a higher effective tax rate than our historical rate of 37-39% for the Company.

Cash flows from operations in the fourth quarter of 2009 were $19.1 million compared to $45.8 million in the prior year fourth quarter. Cash flow from operations and $32.7 million from the sale of businesses resulted in debt pay down of $23.9 million and an increase in cash of $26.5 million in the quarter and cash of $26.9 million at the end of 2009. For fiscal 2009, we generated $57.2 million of free cash flow (cash flow from operations of $65.3 million less capital expenditures of $8.1 million) and paid down debt by $61.7 million and increased cash by $24.8 million, resulting in total debt of $216.4 million and borrowing availability of $81.6 million at the end of 2009.

Spartech's President and Chief Executive Officer, Myles S. Odaniell stated, "We have accomplished a great deal in 2009 by managing through the recession and making substantial progress on our financial improvement plan. We are pleased with our accomplishments in this difficult year, but clearly not satisfied with our overall operating results and we are committed to taking actions to better position the Company for the future. Our employees have shown an extraordinary level of resilience and dedication over the last year and are focused on growth and further improvement opportunities in our core businesses. Although our 2009 financial results remain depressed from historical levels, we remain confident that the significant repositioning we have taken, together with a U.S.-based economic recovery, will allow us to drive improved profitability and generate sustainable value for our shareholders in the years ahead."

Segment Results

Following the sale of our Profiles business in Canada and Wheels business in October 2009, results from these businesses and our shutdown operations are now presented as discontinued operations. For comparison purposes, the results below for our three continuing operating segments are discussed as excluding special items. See the table at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet & Rollstock -- Net sales of $126.8 million in the fourth quarter of 2009 reflected a decrease of 22%, a 5% decrease in volume and 17% decrease from price/mix changes compared to the prior year fourth quarter. The volume decline was primarily due to lower demand in the residential construction, automotive, spa, and recreational vehicles sectors of our end markets. Operating earnings excluding special items were $9.3 million in the fourth quarter of 2009 compared to $7.6 million in the prior year fourth quarter, reflecting the benefit of improvement initiatives partially offset by lower demand.

Packaging Technologies -- Net sales of $52.6 million in the fourth quarter of 2009 reflected a decrease of 23%, consisting of a 9% decrease in volume and 14% decrease from price/mix changes compared to the prior year fourth quarter. Operating earnings excluding special items were $6.9 million in the fourth quarter of 2009 compared to $5.4 million in the prior year fourth quarter, primarily reflecting benefits of our improvement initiatives.

Color & Specialty Compounds -- Net sales of $63.2 million in the fourth quarter of 2009 reflected a decrease of 36%, a 28% decrease in volume and 8% decrease from price/mix changes compared to the prior year fourth quarter. The volume decline was primarily due to lower demand in the automotive, construction, and film packaging end markets. Operating earnings excluding special items were $4.8 million in the fourth quarter of 2009 compared to $1.5 million in the prior year fourth quarter, primarily reflecting benefits of our improvement initiatives.

Outlook

Sales volumes in most of our end markets have stabilized, albeit at lower levels of demand. We are cautiously optimistic by this general stabilization and improved customer sentiment, but our operating plans assume the lower demand levels will continue through 2010. In addition, we continue to manage through a volatile raw material pricing environment. We continue to execute our improvement initiatives and focus on maximizing cash flows. We believe we are emerging from this recessionary environment as a stronger company that is better able to leverage its cost structure and better positioned to generate profitable growth and enhanced shareholder returns.

Restructuring and Portfolio Activities

The impact of special items (asset impairments and restructuring and exit costs) totaled $2.5 million in the fourth quarter of 2009 and $227.6 million in the prior year fourth quarter. The 2009 amount was primarily comprised of employee severance and facility consolidation and shutdown costs related to the structural reductions in labor across the organization and the consolidation of facilities. We have substantially completed the consolidation of our Lockport, New York compounding operation into existing facilities. In the fourth quarter of 2009, we completed the sale of our Profiles business in Canada and our Wheels business which combined had sales of $45.7 million in 2009. These two divested businesses along with our marine operation, compounding business in Arlington, Texas, and our underperforming sheet operation in Donchery, France which were shutdown earlier in 2009, together comprise our discontinued operations. Further, in the fourth quarter of 2009, we announced the consolidation of production from our Kearny, New Jersey facility into other compounding operations. Our remaining operations are reported as continuing operations in three reportable segments: Custom Sheet & Rollstock, Packaging Technologies, and Color & Specialty Compounds.

In the fourth quarter of 2008, we recognized asset impairments totaling $226.9 million consisting of non-cash charges for the write off of goodwill ($218.0) million, identifiable intangible assets ($6.9) million, and certain fixed assets ($2.0) million. These charges did not impact cash flows, but reduced reported operating earnings and earnings per share, resulting in a loss for the quarter and fiscal year ended November 1, 2008. Restructuring and exit costs primarily related to severance and moving costs totaled $0.7 million for the fourth quarter of 2008.

Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Tuesday, December 15, 2009, to discuss Spartech's fourth quarter 2009 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a Web cast by logging onto www.spartech.com, or via phone by dialing 866-393-9360 and providing the Conference ID #: 45918713. International callers may dial 706-758-1626.

Spartech Corporation is a leading producer of plastic sheet, compounds, and packaging products. The Company has facilities located throughout the United States, and in Canada, Mexico, and France.

Safe Harbor For Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.

Important factors which have impacted and could impact our operations and results include, but are not limited to:
(a) Further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;
(b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;
(c) adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;
(d) adverse changes in the domestic automotive markets, including the bankruptcy filings by the automobile original equipment manufacturers which could have a cascading effect on our customers and adversely impact our business;
(e) our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;
(f) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;
(g) our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;
(h) restrictions imposed on us by instruments governing our
    indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;
(i) possible asset impairment charges;
(j) our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, or savings to be achieved in connection with announced production plant
    restructurings;
(k) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;
(l) our inability to develop and launch new products successfully; and
(m) possible weaknesses in internal controls.

We assume no responsibility to update our forward-looking statements, except as required by law.

                  SPARTECH CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
        (Unaudited and dollars in thousands, except per share data)

                                Three Months Ended     Fiscal Year Ended
                               --------------------  ---------------------
                                October   November    October    November
                                31, 2009   1, 2008    31, 2009    1, 2008
                               ---------- ---------  ---------- ----------.

Net Sales                      $  242,558 $ 330,946  $  926,777 $1,321,169

Costs and Expenses:
  Cost of sales                   210,622   300,362     810,469  1,204,932
  Selling, general, and
   administrative expenses         19,087    23,956      77,868     88,082
  Amortization of intangibles       1,052     1,299       4,479      5,163
  Goodwill impairments                  -   217,965           -    217,965
  Fixed asset and other
   intangible asset
   impairments                      1,846     8,959       2,592      9,031
  Restructuring and exit costs        683       668       5,234      2,230
                               ---------- ---------  ---------- ----------

                                  233,290   553,209     900,642  1,527,403
                               ---------- ---------  ---------- ----------

    Operating Earnings (Loss)       9,268  (222,263)     26,135   (206,234)

  Interest expense (net of
   interest income)                 3,651     4,804      15,379     19,403
                               ---------- ---------  ---------- ----------

Earnings (loss) from continuing
 operations before income taxes     5,617  (227,067)     10,756   (225,637)

    Income tax expense
     (benefit)                      3,428   (53,269)      7,451    (53,988)
                               ---------- ---------  ---------- ----------

Net earnings (loss) from
 continuing operations              2,189  (173,798)      3,305   (171,649)

Earnings (loss) of discontinued
 operations, net of tax             5,997   (23,599)      5,046    (20,463)
                               ---------- ---------  ---------- ----------

Net earnings (loss)            $    8,186 $(197,397) $    8,351 $ (192,112)
                               ========== =========  ========== ==========

Basic and diluted earnings per
 share:
    Earnings (loss) from
     continuing operations     $      .07 $   (5.73) $      .11 $    (5.67)
    Earnings (loss) of
     discontinued operations          .20      (.78)        .16       (.68)
                               ---------- ---------  ---------- ----------
Net earnings (loss)            $      .27 $   (6.51) $      .27 $    (6.35)
                               ========== =========  ========== ==========

Dividends declared per common
 share                         $        - $     .05  $      .05 $      .37
                               ========== =========  ========== ==========

                  SPARTECH CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                   (Unaudited and dollars in thousands)

                                                  October 31,   November 1,
                                                      2009          2008
                                                  -----------  -----------
                      ASSETS
Current Assets:
  Cash and cash equivalents                       $    26,925  $     2,118
  Trade receivables, net of allowance of $2,470
   and $4,550, respectively                           130,355      176,108
  Inventories                                          62,941       96,721
  Prepaids and other current assets                    28,708       22,970
  Assets held for sale                                  2,862        1,695
                                                  -----------  -----------
    Total Current Assets                              251,791      299,612

  Property, plant and equipment, net                  229,049      280,202
  Goodwill                                            144,345      145,498
  Other intangible assets, net                         28,404       32,722
  Other long-term assets                                3,892        4,385
                                                  -----------  -----------
    Total Assets                                  $   657,481  $   762,419
                                                  ===========  ===========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt            $    36,079  $    20,428
  Accounts payable                                    103,484      155,594
  Accrued liabilities                                  31,122       42,676
                                                  -----------  -----------
    Total Current Liabilities                         170,685      218,698
Long-Term Debt:
  Long-term debt, less current maturities             180,355      254,226
Other Long-Term Liabilities:
  Deferred taxes                                       62,529       56,516
  Other long-term liabilities                           7,033        6,189
                                                  -----------  -----------
    Total Liabilities                                 420,602      535,629
Shareholders' equity
  Preferred stock (authorized: 4,000,000 shares,
   par value $1.00)
      Issued:  None                                         -            -
  Common stock (authorized: 55,000,000 shares,
   par value $0.75)
      Issued: 33,131,846 shares;
      Outstanding: 30,719,277 and 30,563,605
       shares, respectively                            24,849       24,849
  Contributed capital                                 204,183      202,656
  Retained earnings                                    60,411       53,588
  Treasury stock, at cost, 2,412,569 and
   2,568,241 shares, respectively                     (54,860)     (56,389)
  Accumulated other comprehensive income                2,296        2,086
                                                  -----------  -----------
    Total Shareholders' Equity                        236,879      226,790
                                                  -----------  -----------

    Total Liabilities and Shareholders' Equity    $   657,481  $   762,419
                                                  ===========  ===========

                  SPARTECH CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (Unaudited and dollars in thousands)

                                                      Fiscal Year Ended
                                                    ----------------------

                                                       2009        2008
                                                    ----------  ----------

Cash Flows From Operating Activities
Net earnings (loss)                                 $    8,351  $ (192,112)
Adjustments to reconcile net earnings (loss) to net
 cash provided by operating activities:
   Depreciation and amortization                        44,030      47,201
   Stock-based compensation expense                      3,070       3,634
   Goodwill impairment                                       -     238,641
   Fixed asset and other intangible asset
    impairments                                          2,592      15,846
   Restructuring and exit costs                          2,114         659
   Net gain on the disposition of assets                (6,242)          -
   Provision for bad debt expense                        4,321       4,763
   Deferred taxes                                        2,499     (59,100)
   Changes in current assets and liabilities, net
    of effects of acquisitions and divestitures:
      Trade receivables                                 36,271      31,326
      Inventories                                       29,354      19,026
      Prepaid expenses and other current assets         (4,879)      1,727
      Accounts payable                                 (47,506)    (11,691)
      Accrued liabilities                               (9,509)     (2,766)
   Other, net                                              799        (542)
                                                    ----------  ----------
        Net cash provided by operating activities       65,265      96,612
                                                    ----------  ----------

Cash Flows From Investing Activities
Capital expenditures                                    (8,098)    (17,276)
Business acquisitions                                        -        (792)
Proceeds from dispositions of assets                    32,677         584
                                                    ----------  ----------
        Net cash used by investing activities           24,579     (17,484)
                                                    ----------  ----------

Cash Flows From Financing Activities
Bank credit facility payments, net                     (41,600)    (49,903)
Payments on notes and bank term loan                   (18,936)     (7,876)
Borrowings / (payments) on bonds and leases             (1,183)        573
Debt issuance costs                                       (215)     (2,424)
Cash dividends on common stock                          (3,057)    (13,926)
Issuance of common stock                                     -       2,812
Stock options exercised                                    (15)         16
Treasury stock acquired                                      -      (9,667)
                                                    ----------  ----------

        Net cash used by financing activities          (65,006)    (80,395)
                                                    ----------  ----------

Effect of exchange rate changes on cash and cash
 equivalents                                               (31)        (24)

Increase / (decrease) in cash and cash equivalents      24,807      (1,291)
Cash and cash equivalents at beginning of year           2,118       3,409

                                                    ----------  ----------
Cash and cash equivalents at end of year            $   26,925  $    2,118
                                                    ==========  ==========

                  SPARTECH CORPORATION AND SUBSIDIARIES
          (Unaudited and dollars in thousands, except share data)

Within this press release we have included operating earnings and net earnings per dilutive share excluding special items, free cash flow, and net debt which are non-GAAP measurements. Special items include goodwill impairments, fixed asset and other intangible asset impairments, and restructuring and exit costs. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below. We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The free cash flow and net debt are reconciled within the narrative of the release. The following reconciles GAAP to non-GAAP measures:

                              Three Months Ended      Fiscal Year Ended
                            ---------------------- ----------------------
                            October 31, November 1, October 31, November 1,
                               2009        2008        2009        2008
                            ----------- ----------  ----------- ----------

Operating earnings (loss)
 (GAAP)                     $     9,268 $ (222,263) $    26,135 $ (206,234)

  Goodwill impairments                -    217,965            -    217,965
  Fixed asset and other
   intangible asset
   impairments                    1,846      8,959        2,592      9,031
  Restructuring and exit
   costs                            683        668        5,234      2,230
                            ----------- ----------  ----------- ----------

Operating earnings
 excluding special items
 (non-GAAP)                 $    11,797 $    5,329  $    33,961 $   22,992
                            =========== ==========  =========== ==========

Net earnings (loss) from
 continuing operations
 (GAAP)                     $     2,189 $ (173,798) $     3,305 $ (171,649)

  Goodwill impairments                -    168,828            -    168,828
  Fixed asset and other
   intangible asset
   impairments                    1,964      6,292        2,420      6,206
  Restructuring and exit
   costs, net of tax                424        312        3,248      1,477
                            ----------- ----------  ----------- ----------

Net earnings from continuing
 operations excluding
 special items (non-GAAP)   $     4,577 $    1,634  $     8,973 $    4,862
                            =========== ==========  =========== ==========

Net earnings from continuing
 operations per diluted
 share (GAAP)               $       .07 $    (5.73) $       .11 $    (5.67)

  Goodwill impairments, net
   of tax                             -       5.56            -       5.57
  Fixed asset and other
   intangible asset
   impairments, net of tax          .07        .21          .08        .21
  Restructuring and exit
   costs, net of tax                .01        .01          .10        .05
                            ----------- ----------  ----------- ----------

Net earnings from
 continuing operations per
 diluted share excluding
 special items (non-GAAP)   $       .15 $      .05  $       .29 $      .16
                            =========== ==========  =========== ==========

              -----------------------------  -----------------------------
                    Three Months Ended            Three Months Ended
                     October 31, 2009              November 1, 2008
              -----------------------------  -----------------------------
                                  Operating
                                  Earnings                       Operating
                                  Excluding                      Earnings
              Operating            Special   Operating            Special
              Earnings   Special    Items     Earnings   Special   Items
                (GAAP)    Items   (non-GAAP)  (GAAP)      Items  (non-GAAP)
              ---------  -------- ---------  ---------  -------- ---------

Custom Sheet
 & Rollstock  $   8,947       369     9,316  $(106,053)  113,682     7,629
Packaging
 Technologies     6,909        35     6,944      4,658       725     5,383
Color &
 Specialty
 Compounds        2,634     2,125     4,759   (111,668)  113,177     1,509
Corporate        (9,222)        -    (9,222)    (9,200)        8    (9,192)
              ---------  -------- ---------  ---------  -------- ---------
  Total       $   9,268  $  2,529 $  11,797  $(222,263) $227,592 $   5,329
              =========  ======== =========  =========  ======== =========

Company Contacts:
Myles S. Odaniell
President and Chief Executive Officer
(314) 721-4242

Randy C. Martin
Executive VP and Chief Financial Officer
(314) 721-4242